Exhibit 15.3

北京市朝阳区东三环中路1号
环球金融中心办公楼东楼18层　邮编：100020

18th Floor, East Tower, World Financial Center
1 Dongsanhuan Zhonglu
Chaoyang District
Beijing, 100020
P.R. China

T +86 10 5878 5588
F +86 10 5878 5566/5599

www.kwm.com

April 29, 2022

Jiayin Group Inc.

18th Floor, Building No. 1, Youyou Century Plaza

428 South Yanggao Road, Pudong, New Area, Shanghai 200122

People’s Republic of China

Attention: The Board of Directors

Dear Sirs or Madam,

Re: Jiayin Group Inc.

We, King & Wood Mallesons, consent to the reference to our firm under the captions of “Item 3.D—Risk Factors—Risks Relating to Our Corporate Structure” “Item 4.C—Organizational Structure” and “Item 10.E—Taxation—People’s Republic of China Tax Considerations” in the annual report of Jiayin Group Inc. (the “Company”) on Form 20-F for the year ended December 31, 2021 (the “Annual Report”), which will be filed with the Securities and Exchange Commission on the date hereof. We further consent to the incorporation by reference of the summary of our opinion under the captions of “Item 3.D—Risk Factors—Risks Relating to Our Corporate Structure” “Item 4.C—Organizational Structure” and “Item 10.E—Taxation—People’s Republic of China Tax Considerations” in the Annual Report, into (a) the Company’s Registration Statement on Form S-8 (No. 333-233615) pertaining to the Company’s 2019 Share Incentive Plan, and (b) the Company’s Registration Statement on Form F-3 (No.333-255898).

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ King & Wood Mallesons

King & Wood Mallesons